EXHIBIT 5.1

July 15, 2014

C 93000-00001

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, California 92612

Re:	TRI Pointe Homes, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of TRI Pointe Homes, Inc., a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 4,105,953 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that are subject to issuance by the Company upon the exercise of options and vesting of restricted stock units and performance share units granted under the Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan (the “2004 Plan”) and the Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan (the “2013 Plan” and, together with the 2004 Plan, the “Plans”). The options, restricted stock units and performance share units issuable under the Plans were assumed by the Company pursuant to the terms of that certain Transaction Agreement, dated as of November 3, 2013, by and among the Company, Weyerhaeuser Company, Weyerhaeuser Real Estate Company and Topaz Acquisition, Inc.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP